Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG reports third quarter financial results; raises full-year EPS guidance
•Record third quarter net sales of $4.6 billion
•Net sales up 4% year over year (YOY) aided by resilient business portfolio
•Quarterly earnings per diluted share (EPS) of $1.79 and record adjusted EPS of $2.07
•Continued progress on margin recovery; segment margin up 260 basis points YOY
•Year-to-date operating cash flow of over $1.5 billion; up more than $1.1 billion YOY

PITTSBURGH, October 18, 2023 – PPG (NYSE:PPG) today reported financial results for the third quarter 2023.

Third Quarter Consolidated Results

$ in millions, except EPS	3Q 2023	3Q 2022	Y-O-Y change
Net sales	$4,644	$4,468	+4%
Net income	$426	$329	+29%
Adjusted net income(a)	$493	$393	+25%
EPS	$1.79	$1.39	+29%
Adjusted EPS(a)	$2.07	$1.66	+25%
(a) Reconciliations of reported to adjusted figures are included below

Chairman and CEO Comments
Tim Knavish, PPG chairman and chief executive officer, commented on the quarter:

I am proud of the PPG team for delivering outstanding results in a challenging global demand environment, including a slower-than-expected recovery in China. We achieved record third quarter net sales and adjusted earnings per share aided by the breadth and resiliency of our business portfolio. This included strong operating performance with both of our operating segments delivering at least 25% earnings growth, led by our aerospace, automotive original equipment manufacturer (OEM), automotive refinish coatings and PPG Comex businesses, all of which also produced record sales for a third quarter.

Aggregate segment margin increased 260 basis points over the same quarter last year, marking the fourth consecutive quarter of year-over-year margin improvement. Additionally, our earnings growth and improved working capital have contributed to record operating cash flow of more than $1.5 billion year to date.

Looking ahead, while demand in Europe and China are at or nearing trough levels and will likely present growth opportunities in 2024, we anticipate soft global macroeconomic conditions will persist in the fourth quarter. Overall, we remain confident that our technology-advantaged products and strong brands will drive our outperformance versus the markets we supply, including continued growth in our aerospace and PPG Comex businesses. In addition, supply conditions have returned to historical norms and raw material availability remains ample.

Finally, we remain focused on executing our enterprise growth strategy, including managing our business to meet our organic growth objectives through purposeful investments in innovation, assets and our people. We continue the unwavering support to our customers by providing superior services and products that enhance their productivity and sustainability. Driven by the contributions of our more than 50,000 global employees, we aim to maintain our strong momentum and accelerate growth and value creation for the benefit of all stakeholders.

Third Quarter 2023 Reportable Segment Financial Results
Performance Coatings segment

$ in millions	3Q 2023	3Q 2022	Y-O-Y change
Net sales	$2,880	$2,705	+6%
Segment income	$452	$362	+25%
Segment income %	15.7%	13.4%
Sales volumes			0%
Selling prices			+3%
Foreign currency translation			+3%

Performance Coatings net sales increased, led by higher selling prices and favorable foreign currency translation.

Demand for PPG’s technology-advantaged aerospace products remained strong as the business delivered mid-teen percentage organic sales growth year over year. In the architectural coatings Americas and Asia-Pacific business, PPG Comex delivered record sales for the 13th consecutive quarter as it continues to benefit from a growing Mexican economy and its excellent brand. As anticipated, overall organic sales in the U.S. architectural coatings business decreased a low single-digit percentage, as continued growth in the professional contractor channel was offset by soft do-it-yourself demand. Demand for architectural coatings in the EMEA region is nearing trough levels as sales volumes were essentially flat year over year. Automotive refinish coatings organic sales increased by a low single-digit percentage as strong year-over-year growth in Europe, Asia and Latin America was partially offset by softer demand in the U.S. reflecting uneven distributor ordering patterns.

Segment income increased by 25% versus the prior year, primarily due to higher selling prices and moderating input costs which are trending down from historically high levels. Segment operating margins improved by 230 basis points year over year.

Industrial Coatings segment

$ in millions	3Q 2023	3Q 2022	Y-O-Y change
Net sales	$1,764	$1,763	0%
Segment income	$246	$192	+28%
Segment income %	13.9%	10.9%
Sales volumes			-4%
Selling prices			+2%
Foreign currency translation			+1%
Net acquisitions and divestitures			+1%

Industrial Coatings net sales were flat compared to the third quarter 2022 as lower sales volumes were offset by higher selling prices, a net benefit from acquisitions and divestitures, and favorable foreign currency translation.

Automotive OEM coatings organic sales increased by a low single-digit percentage with higher selling prices in all regions and higher aggregate volumes. Growth in sales volumes was led by the company’s strong positions in China and Mexico. Offsetting this sales volume growth was lower global industrial activity which drove softer sales activity in all other businesses in the operating segment. Industrial coatings organic sales declined by a mid-single-digit percentage as positive selling price realization was more than offset by lower sales volumes in most sub-segments. As expected, packaging coatings organic sales were lower by a high single-digit percentage driven by softer demand in each major region and most product categories.

Segment income was higher than the prior year by $54 million, or 28%, primarily due to higher selling prices and raw material costs moderating from historically high levels, partially offset by lower sales volumes. Segment margins improved by 300 basis points compared to the third quarter 2022.

Additional Financial Information
•The reported and adjusted effective tax rates were 21.7% and 19.5%, respectively, in the third quarter and were lower than expected primarily due to nonrecurring favorable discrete tax items. The lower tax rate increased adjusted quarterly earnings per diluted share by $0.10 compared to the financial guidance provided by the company in July.
•At quarter end, the company had cash and short-term investments totaling nearly $1.3 billion. Net debt was $4.9 billion, which is about $800 million lower compared to the prior-year third quarter.
•Corporate expenses were about $90 million in the third quarter, in-line with the company’s expectations communicated at the outset of the quarter and higher than the prior year primarily due to performance-based incentive compensation, along with previously noted non-cash pension expense.
•Acquisition-related synergies and business restructuring programs delivered about $15 million of incremental cost savings in the quarter.

Outlook
The company is raising its adjusted EPS guidance for full-year 2023. The following projections take into consideration current global economic activity, soft global industrial production, continued economic uncertainty associated with the impacts of geopolitical issues, and higher interest rates in most developed countries.

Outlook	4Q 2023	FY 2023

Total organic sales	Up or down a low single-digit percent
Adjusted EPS	$1.44 - $1.50 per share	$7.58 - $7.64 per share
The effective tax rate for the fourth quarter 2023 is expected to be between 21.5% to 22.5%.

The quarterly and full-year adjusted EPS figures exclude amortization expense, previously approved and communicated business restructuring, a non-cash pension settlement charge, transaction-related costs, and the benefit from an insurance recovery in the first quarter 2023. Additional information related to 2023 financial projections may be found in the detailed commentary and associated presentation slides related to the third quarter financial information which are posted within the investors section of PPG.com.

The term organic sales as used in this press release is defined as net sales excluding the impact of currency, acquisitions, divestitures and the wind down of Russia operations.

PPG: WE PROTECT AND BEAUTIFY THE WORLD®
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty materials that our customers have trusted for 140 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $17.7 billion in 2022. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

The PPG Logo and We protect and beautify the world are registered trademarks of PPG Industries Ohio, Inc.

Additional Information

PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at about 4:30 p.m. ET today, October 18. The company will hold a conference call to review its third quarter 2023 financial performance on October 19, at 8:00 a.m. ET. Participants can pre-register for the conference by navigating to https://www.netroadshow.com/events/login?show=3efb375b&confId=55731.
The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com. A telephone replay will be available October 19, beginning at approximately 11:00 a.m. ET, through November 2, at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 1-866-813-9403; Canada, 1-226-828-7578; UK, (Local) 0204-525-0658; international, +44-204-525-0658; passcode 984921. A Web replay also will be available shortly after the call on the PPG Investor Center at www.ppg.com, and will remain through Friday October 18, 2024.

Forward-Looking Statements

Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to the expected effects on our business of COVID-19, global economic conditions, geopolitical issues in Europe, the amount of future share repurchases, increasing price and product competition by our competitors, fluctuations in cost and availability of raw materials, energy, labor and logistics, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, PPG inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring and other initiatives, the ability to identify additional cost savings opportunities, the timing and expected benefits of potential future and completed acquisitions, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our 2022 Annual Report on Form 10-K considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of October 18, 2023, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation

PPG believes investors’ understanding of the company’s performance is enhanced by the disclosure of net income, earnings per diluted share from continuing operations and PPG’s effective tax rate adjusted for certain items. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share from continuing operations and the effective tax rate adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share and the adjusted effective tax rate may not be comparable to similarly titled measures as reported by other companies. PPG is not able to provide a reconciliation of fourth quarter and full-year 2023 expected adjusted earnings per diluted share to the most directly comparable GAAP financial measure without unreasonable effort because certain items that impact such measure are uncertain or cannot be reasonably predicted at this time.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Third Quarter 2023		Third Quarter 2022
	$	EPS(a)	$	EPS(a)
Reported net income from continuing operations	$426	$1.79	$329	$1.39
Acquisition-related amortization expense	30	0.13	30	0.13
Business restructuring-related costs, net(b)	10	0.04	34	0.14
Transaction-related costs(c)	27	0.11	—	—
Adjusted net income from continuing operations, excluding certain items	$493	$2.07	$393	$1.66

	Third Quarter 2023			Third Quarter 2022
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$557	$121	21.7%	$418	$79	18.9%
Acquisition-related amortization expense	40	10	23.9%	40	10	24.6%
Business restructuring-related costs, net(b)	13	3	22.9%	45	11	25.4%
Transaction-related costs(c)	15	(12)	(77.2%)	—	—	—%
Adjusted effective tax rate, continuing operations, excluding certain items	$625	$122	19.5%	$503	$100	19.9%
(a)Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.

(b)Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases related to previously approved programs.

(c)Transaction-related costs include losses on the sale of certain assets, which are included in Other charges/(income), net in the condensed consolidated statement of income, including the loss recognized in the third quarter 2023 on the sale of the company’s legacy industrial Russian operations, resulting primarily from the recognition of accumulated foreign currency translation losses upon the divestiture. Transaction-related costs also include advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions, which are included in Selling, general and administrative expense in the condensed consolidated statement of income, and the impact for the step up to fair value of inventory acquired in certain acquisitions, which is included in Cost of sales, exclusive of depreciation and amortization in the condensed consolidated statement of income.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2023	2022	2023	2022
Net sales	$4,644	$4,468	$13,896	$13,467
Cost of sales, exclusive of depreciation and amortization	2,752	2,821	8,214	8,473
Selling, general and administrative	1,047	931	3,108	2,887
Depreciation	102	95	287	296
Amortization	40	40	121	125
Research and development, net	108	110	322	340
Interest expense	64	46	190	114
Interest income	(39)	(14)	(96)	(34)
Impairment and other related charges, net	—	—	—	230
Pension settlement charge	—	—	190	—
Other charges/(income), net	13	21	4	(26)
Income before income taxes	$557	$418	$1,556	$1,062
Income tax expense	121	79	350	252
Income from continuing operations	436	339	1,206	810
Loss from discontinued operations, net of tax	—	—	—	(2)
Net income attributable to controlling and noncontrolling interests	$436	$339	$1,206	$808
Net income attributable to noncontrolling interests	(10)	(10)	(26)	(20)
Net income (attributable to PPG)	$426	$329	$1,180	$788

Amounts attributable to PPG:
Income from continuing operations, net of tax	$426	$329	$1,180	$790
Loss from discontinued operations, net of tax	—	—	—	(2)
Net income (attributable to PPG)	$426	$329	$1,180	$788

Earnings per common share (attributable to PPG)
Income from continuing operations, net of tax	$1.80	$1.40	$5.00	$3.34
Loss from discontinued operations, net of tax	—	—	—	(0.01)
Net income (attributable to PPG)	$1.80	$1.40	$5.00	$3.33

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of tax	$1.79	$1.39	$4.97	$3.33
Loss from discontinued operations, net of tax	—	—	—	(0.01)
Net income (attributable to PPG)	$1.79	$1.39	$4.97	$3.32

Average shares outstanding	236.2	235.5	236.0	236.2

Average shares outstanding - assuming dilution	237.5	236.6	237.2	237.5

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS HIGHLIGHTS (unaudited)
($ in millions)
	Nine Months Ended September 30
	2023	2022
Cash from operating activities	$1,513	$376
Cash used for investing activities:
Capital expenditures	$381	$368
Business acquisitions, net of cash balances acquired	108	$43
Financing activities:
Dividends paid on PPG common stock	$445	$424

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	September 30	December 31	September 30
	2023	2022	2022
Current assets:
Cash and cash equivalents	$1,218	$1,099	$1,029
Short-term investments	64	55	60
Receivables, net	3,612	3,303	3,541
Inventories	2,217	2,272	2,411
Other current assets	441	444	449
Total current assets	$7,552	$7,173	$7,490

Current liabilities:
Short-term debt and current portion of long-term debt	$606	$313	$314
Accounts payable and accrued liabilities	4,210	4,087	4,299
Current portion of operating lease liabilities	189	183	178
Restructuring reserves	95	138	135
Total current liabilities	$5,100	$4,721	$4,926

Long-term debt	$5,596	$6,503	$6,478

PPG OPERATING METRICS (unaudited)
($ in millions)
	September 30	December 31	September 30
	2023	2022	2022
Operating Working Capital(a)	$3,201	$2,830	$2,994
As a percent of quarter sales, annualized	17.2%	16.9%	16.8%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended September 30		Nine Months Ended September 30
	2023	2022	2023	2022
Net sales
Performance Coatings	$2,880	$2,705	$8,549	$8,204
Industrial Coatings	1,764	1,763	5,347	5,263
Total	$4,644	$4,468	$13,896	$13,467

Segment income
Performance Coatings	$452	$362	$1,384	$1,127
Industrial Coatings	246	192	736	488
Total	$698	$554	$2,120	$1,615

Items not allocated to segments
Corporate	(88)	(59)	(240)	(166)
Interest expense, net of interest income	(25)	(32)	(94)	(80)
Pension settlement charge(a)	—	—	(190)	—
Business restructuring-related costs, net(b)	(13)	(45)	(27)	(67)
Transaction-related costs(c)	(15)	—	(22)	(10)
Insurance recovery of expenses incurred due to a natural disaster(d)	—	—	9	—
Impairment and other related charges, net(e)	—	—	—	(230)
Income before income taxes	$557	$418	$1,556	$1,062

(a)
In the first quarter 2023, PPG purchased group annuity contracts that transferred pension benefit obligations for certain of the company’s retirees in the U.S. to third-party insurance companies, resulting in a non-cash pension settlement charge.
(b)
Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases related to previously approved programs.

(c)
Transaction-related costs include losses on the sale of certain assets, which are included in Other charges/(income), net in the condensed consolidated statement of income, including the loss recognized in the third quarter 2023 on the sale of the company’s legacy industrial Russian operations, resulting primarily from the recognition of accumulated foreign currency translation losses upon the divestiture. Transaction-related costs also include advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions, which are included in Selling, general and administrative expense in the condensed consolidated statement of income, and the impact for the step up to fair value of inventory acquired in certain acquisitions, which is included in Cost of sales, exclusive of depreciation and amortization in the condensed consolidated statement of income.
(d)
The company incurred expenses due to damages at a southern U.S. factory resulting from a winter storm in 2020. In the first quarter 2023, the company received reimbursement under its insurance policies related to the damages incurred at this factory due to this storm.
(e)
In 2022, the company recorded impairment and other related charges due to the wind down of the company’s operations in Russia.